Exhibit 99.1

Thomas & Betts Corporation Announces Share Repurchase Program; Board of Directors Authorizes Repurchase of up to Three Million Shares

    MEMPHIS, Tenn.--(BUSINESS WIRE)--May 4, 2006--Thomas & Betts Corporation (NYSE:TNB) today announced that its board of directors has approved a share repurchase plan that allows the company to buy up to three million shares of its common stock. The timing of repurchases will depend upon a variety of factors including market conditions and are expected to be completed over the next two years. The company will repurchase the shares from available cash resources.
    "Our strong balance sheet provides us the flexibility to return value to our shareholders through this share repurchase while maintaining the flexibility to invest in strategic growth initiatives," said Dominic J. Pileggi, chairman and chief executive officer. "The Board's action reflects its confidence in the direction of our business and its ability to continue generating strong cash flow."
    Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, TN., the company has manufacturing, distribution and office facilities worldwide.

    CAUTIONARY STATEMENT

    This press release includes forward-looking statements that are identified by terms such as "expected," "includes," "will," and "could." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2005, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

    CONTACT: Thomas & Betts Corporation
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com